Exhibit 3.1

TERMS OF PREFERRED STOCK

Section 1.               Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement (as defined below) shall have the meanings given such terms in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof; (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement; (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 days; (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Corporation or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

 “Closing Date” means the Trading Day when all of the Transaction Documents have been executed and delivered by the applicable parties thereto, and all conditions precedent to (i) the Investor’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Preferred Stock and Warrants have been satisfied or waived, including the satisfaction of all provisions of the Escrow Agreement entered into pursuant to the terms of the Purchase Agreement.

 “Commission” means the Securities and Exchange Commission.

 “Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Ratio” shall have the meaning set forth in Section 6(a).

“Conversion Value” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

“Conversion Shares Registration Statement” means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Conversion Shares by the Holder, who shall be named as a “selling stockholder” thereunder, all as provided in the Registration Rights Agreement.

“Dilutive Issuance” shall have the meaning set forth in Section 7(b) hereof.

“Dividend Payment Date” means the Conversion Date.

“Dividend Period” means the period from the Closing Date to Dividend Payment Date.

“Effective Date” means the date that the Conversion Shares Registration Statement is declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise of or conversion of any securities issued hereunder, and of any convertible securities, options or warrants issued and outstanding on the date of this Certificate of Designations, provided that such securities have not been amended since the date of this Certificate of Designations to increase the number of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Fundamental Transaction” shall have the meaning set forth in Section 7(f)(iii) hereof.

“Holder” shall have the meaning given such term in Section 2 hereof.

“Junior Securities” means the Common Stock and all other equity or equity equivalent securities of the Corporation other than those securities that are explicitly senior in rights or liquidation preference to the Preferred Stock.

“Original Issue Date” shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a government or political subdivision thereof or a governmental agency.

“Purchase Agreement” means the Preferred Stock Purchase Agreement, dated as February 21, 2007, to which the Corporation and the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms, a copy of which is on file at the principal offices of the Corporation.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, to which the Corporation and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Subscription Amount” shall mean up to $10,000,000.00 to be paid for the Preferred Stock purchased pursuant to the Purchase Agreement, in United States Dollars and in immediately available funds.

 “Subsidiary” shall mean a corporation, limited liability company, partnership, joint venture or other  business entity of which the Corporation owns beneficially or of record more than 19% of the equity interest.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Small Cap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

Section 2.     Designation, Amount and Par Value. The series of preferred stock shall be designated as the Corporation’s Series A Preferred Stock (the “Preferred Stock” or “Series A Preferred Stock”) and the number of shares so designated shall be up to 10,000,000 (which, with the exception of the Section 3, shall not be subject to increase without the consent of all of the holders of the Preferred Stock (each a “Holder” and collectively, the “Holders”).

Each share of Preferred Stock shall have a par value of $0.001 per share.  Capitalized terms not otherwise defined herein shall have the meaning given such terms in Section 1 hereof.

Section 3.               Dividends and Other Distributions.  The Holders of shares of Preferred Stock shall be entitled to receive cumulative dividends payable in additional Preferred Stock at a rate per annum equal to 8% (the “Dividend Rate”) multiplied by the total amount of Preferred Stock.  Irrespective of the duration in which the Holder owned the Preferred Stock during the Dividend Period, only the Holder of record on the Dividend Payment Date, as evidenced by the Holder’s delivery of the stock certificate to the Corporation, shall be entitled to receive, on the Dividend Payment Date, the total cumulative and unpaid dividends associated with each share of Preferred Stock converted by the Holder (the “Accrued Dividends”).  The Accrued Dividends shall be fully cumulative and shall accumulate and accrue on a daily basis (computed on the basis of a 360-day year of twelve 30-day months) and compound annually at the Dividend Rate and in the manner set forth herein, whether or not such dividend has been declared and whether or not, during the Dividend Period, there are sufficient shares of Preferred Stock designated and available for the payment of dividends.

Section 4.               Voting Rights. The Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative approval of the Holders of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to distribution of assets upon a Liquidation (as defined in Section 5) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of Preferred Stock, or (e) enter into any agreement with respect to the foregoing.

Section 5.               Liquidation.

(A)          Preferred Stock Preference.  In the event of any liquidation, dissolution or winding up of the Corporation (a “Liquidation”), either voluntary or involuntary, the holders of each share of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the Corporation’s assets or funds to the holders of the Corporation’s Common Stock or any other capital stock of the Corporation ranking junior to the Series A Preferred Stock by reason of their ownership thereof, an amount per share equal to (i) the original purchase price of the Series A Preferred Stock pursuant to that certain Preferred Stock Purchase Agreement, dated as of February 21, 2007, between the Corporation and certain purchasers of the shares of Series A Preferred Stock (the “Original Issue Price”) plus (ii) an additional cash amount such that (when added to the Original Issue Price, and the fair market value of any securities or other property distributed in respect of the Series A Preferred Stock) will provide the holders of the shares of Series A Preferred Stock an 18% annualized rate of return on the Original Issue Price from the date of original issuance.  If, upon such liquidation, dissolution or winding up, the assets and funds distributed are insufficient to permit the payment to each holder of Series A Preferred Stock of the full aforesaid preferential amount, the entire assets and funds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock held by each such holder.

(B)           Remaining Assets.  Upon the completion of the distribution required by subsection (A) of this Section 5, the Corporation’s remaining assets or funds available for distribution to shareholders, if any, shall be distributed ratably to the holders of Common Stock in accordance with the number of shares of Common Stock held by them.

(C)           Deemed Liquidation.

(1)           Unless otherwise determined by the holders of at least 75% of the Series A Preferred Stock then outstanding, for the purposes of this Section 5, a liquidation, dissolution or winding up of the Corporation shall be deemed to include (Y) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary) (each, a “Merger Transaction”), unless the Corporation’s shareholders of record as constituted immediately prior to such Merger Transaction will, immediately after such Merger Transaction hold at least a majority of the voting power of the surviving or acquiring entity in substantially the same relative proportions, or (Z) a sale of all or substantially all of the assets of the Corporation or the exclusive license of all or substantially all of the Corporation’s intellectual property by means of any transaction or series of related transactions (collectively, a “Deemed Liquidation”).  Notwithstanding the foregoing, a merger or other form of business combination of the Corporation (or a subsidiary of the Corporation) with Information Intellect, Inc. shall not constitute a Deemed Liquidation.

(2)           If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as mutually determined in good faith by a majority of the Corporation’s Board of Directors and the holders of at least 75% of the shares of Series A Preferred Stock then outstanding; provided, however, any publicly-traded securities shall be valued as follows:

(a)           If the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the distribution; and

(b)           If the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution.

(3)           In the event the requirements of this subsection (C) are not complied with, the Corporation shall forthwith either:

(a)           Cause such closing to be postponed until such time as the requirements of this Section 5 have been complied with, or

(b)           Cancel such transaction, in which event the rights, preferences, privileges and restrictions of the holders of the Series A Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately prior to the date of the first notice referred to in subsection (C)(4).

(4)    The Corporation shall give each holder of record of Series A Preferred Stock written notice of a transaction described in subsection (C)(1) not later than twenty (20) days prior to the shareholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 5, and the Corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of at least 75% of the shares of Series A Preferred Stock then outstanding.

Section 6.               Conversion.

a)             Conversions at Option of Holder. Each share of Preferred Stock shall be initially convertible (subject to the limitations set forth in Section 6(b)), into 1 share of Common Stock (as adjusted as provided below, the “Conversion Ratio”) at the option of the Holders, at any time and from time to time from and after the Original Issue Date.  Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) as fully and originally executed by the Holder, together with the delivery by the Holder to the Corporation of the stock certificate(s) representing the number of shares of Preferred Stock so converted, with such stock certificates being duly endorsed in full for transfer to the Corporation or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the transfer agent of the Common Stock. Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue, the stock certificate number and the shares of Preferred Stock represented thereby which are accompanying the Notice of Conversion, and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion and the applicable stock certificates to the Corporation by overnight delivery service (the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Trading Day immediately following the date that such Notice of Conversion and applicable stock certificates are received by the Corporation. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  Shares of Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and may not be reissued.

Upon the Conversion Date, the Accrued Dividends payable on the shares of Preferred Stock that the Holder has elected to convert into Common Stock shall be due and payable by the Corporation to the Holder.  Each additional share of Preferred Stock paid to the Holder in accordance with Section 3 shall be converted (subject to the limitations set forth in Section 6(b)), into 1 share of Common Stock (as adjusted as provided below, the “Conversion Ratio”) upon the Conversion Date and shall be included in the applicable Common Stock certificate.  Immediately following any such conversion, the dividend rights of the Holders of the converted Preferred Stock shall cease.

The initial value of the Preferred Stock on the Conversion Date shall be equal to $1.00, per share (as adjusted pursuant to Section 7 or otherwise as provided herein, the “Conversion Value”).  If the initial Conversion Value is adjusted pursuant to Section 7 or as otherwise provided herein, the Conversion Ratio shall likewise be adjusted and the new Conversion Ratio shall equal the Liquidation Value divided by the new Conversion Value.  Thereafter, subject to any further adjustments in the Conversion Value, each share of Preferred Stock shall be convertible into that number of shares of Common Stock equal to the new Conversion Ratio.

b)            Beneficial Ownership Limitation.  The Corporation shall not effect any conversion of the Preferred Stock, and the Holder shall not have the right to convert any portion of the Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted shares of Preferred Stock beneficially owned by the Holder or any of its affiliates, so long as such shares of Preferred Stock are not convertible within sixty (60) days from the date of such determination, and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including the Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates, so long as such other securities of the Corporation are not exercisable nor convertible within sixty (60) days from the date of such determination.  For purposes of this Section 6(c), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Corporation’s most recent quarterly reports, Form 10-Q, Form 10-QSB, Annual Reports, Form 10-K, or Form 10-KSB, as the case may be, as filed with the Commission under the Exchange Act (B) a more recent public announcement by the Corporation or (C) any other written notice by the Corporation or the Corporation’s transfer agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of the Holder, the Corporation shall within two (2) Trading Days confirm orally and in writing to the

Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was publicly reported by the Corporation.  The provisions of this Section 6(c) may be waived by the Holder upon, at the election of the Holder, not less than 61 days’ prior notice to the Corporation, and the provisions of this Section 6(c) shall continue to apply until such 61st day (or such later date, as determined by the Holder, as may be specified in such notice of waiver).

c)             Mechanics of Conversion

(i)            Delivery of Certificate Upon Conversion. Except as otherwise set forth herein, not later than three Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver to the Holder as applicable either (1) prior to the Effective Date, a certificate or certificates with 144 restrictions representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock or (2) after the Effective Date, a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock. After the Effective Date, the Corporation shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

i.              Obligation Absolute.  The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to the Holder in connection with the issuance of such Conversion Shares.  In the event a Holder shall elect to convert any or all of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Preferred Stock shall have been sought and obtained and shall remain in effect until the completion of arbitration/litigation of the dispute and the Corporation shall pay any proceeds to such Holder to the extent it obtains judgment.  In the absence of an injunction precluding the same, the Corporation shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion.

ii.             Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Preferred Stock.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Conversion Shares Registration Statement.

iii.            Fractional Shares. Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock.

iv.            Transfer Taxes.  The issuance of certificates for shares of the Common Stock on conversion of the Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted and the Corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid.

Section 7.               Certain Adjustments.

(a)           Adjustment for Issuance of Shares at Less Than the Conversion Value.  If and whenever any Additional Common Stock shall be issued by the Corporation (the “Stock Issue Date”) for a consideration per share less than the then-current Conversion Value, then in each such case such Conversion Value shall be reduced to a new Conversion Value equal to the price per share for the Additional Common Stock then issued, if issued in connection with a sale of shares, or the value of the Additional Common Stock then issued, as determined in accordance with generally accepted accounting principles, if issued other than for cash, and the number of shares issuable to Holder upon conversion shall be proportionately increased; and, in the case of Additional Common Stock issued without consideration, the then current Conversion Value shall be reduced to an amount, and the number of shares issued upon conversion shall be increased to an amount, so as to maintain for the Holder the right to convert the shares of Series A Preferred Stock into shares equal in amount to the same percentage interest in the Common Stock of the Company as existed for the Holder immediately preceding the Stock Issue Date.

(b)           Sale of Shares.  In case of the issuance of Additional Common Stock for a consideration part or all of which shall be cash, the amount of the cash consideration therefor shall be deemed to be the gross amount of the cash paid to the Corporation for such shares, before deducting any underwriting compensation or discount in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or for any expenses incurred in connection therewith.  In case of the issuance of any shares of Additional Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefor, other than cash, shall be deemed to be the then fair market value of the property received, as determined by mutual agreement of the Holder and the Corporation, or in the absence of agreement, by arbitration in accordance with the rules then in effect of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided.

(c)           Stock Splits, Subdivisions or Combinations.  In the event of a stock split or subdivision of shares of Common Stock into a greater number of shares, the Conversion Value shall be proportionately decreased, and in the event of a combination of shares of Common Stock into a smaller number of shares, the Conversion Value shall be proportionately increased, such increase or decrease, as the case may be, becoming effective at the record date thereof.

(d)           Stock Dividends.  Shares of Common Stock issued as a dividend or other distribution on any class of capital stock (other than in connection with a stock split or subdivision of shares) of the Corporation shall be deemed to have been issued without consideration, and the Conversion Value shall be adjusted pursuant to Section 7(b).

(e)           Exceptions.  The term “Additional Common Stock” herein shall mean all shares of Common Stock or securities convertible into or exercisable for shares of Common Stock hereafter issued by the Corporation (including Common Stock held in the treasury of the Corporation), except (A) Common Stock issued upon the conversion of any of the Series A Preferred Stock; (B) Common Stock awards or Common Stock issued upon exercise of any presently outstanding stock options or Common Stock awards or stock options issued in the future pursuant to an equity incentive plan duly approved by the Corporation’s Board of Directors or a Compensation Committee of the Board, which approval shall include the approval of a majority of any nonemployee Directors; (C) securities issued pursuant to acquisitions or strategic transactions duly approved by the Corporation’s Board of Directors, provided any such issuance shall only be to a person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and or its Subsidiaries and in which the Corporation or its Subsidiaries receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; and (D) and  Common Stock issued for other purposes approved in writing by the holders of at least 75% of the outstanding shares of Series A Preferred Stock.

(f)            Distributions.  In the event of distribution to all Common Stock holders of any securities, cash or properties or assets or other rights to purchase securities or assets, then, after such event, the shares of Series A Preferred Stock will also be convertible into the kind and amount of securities, cash and other property which the holder of such shares would have been entitled to receive if the holder owned the Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to the occurrence of such event.

(g)           Calculations.  All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock.  For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) actually issued and outstanding.

(h)           Notice to Holders.

i.              Adjustment to Conversion Price.  Whenever the Conversion Value is adjusted pursuant to any of this Section 7, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Value after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

Notice to Allow Conversion by Holder.  If (A) the Corporation shall declare a dividend (or any other distribution) on the Common Stock; (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (C) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the  stock books of the Corporation, at least 70 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.  Any and all Conversion Shares issued or issuable upon conversion shall be entitled to share in such transaction notwithstanding the record date of such transaction so long as the Holders of the Preferred Stock elect to convert their shares of Preferred Stock into Conversion Shares prior to the expiration of such 70-day notice period.

ii.             Exempt Issuance. Notwithstanding the foregoing, no adjustment will be made under this Section 7 in respect of an Exempt Issuance.

iii.            Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (A) the Corporation effects any merger or consolidation of the Corporation with or into another person and the holders of equity securities of the Company own less than 50% of the outstanding voting securities of the surviving corporation, (B) the Corporation effects any sale of all or substantially all of its assets in one or a series of related transactions to a third party or related group in transactions outside the ordinary  course of business, (C) any tender offer or exchange offer whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property and the holders of equity securities of the Company own less than 50% of the outstanding voting securities of the surviving corporation (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”).  For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration.  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction.  To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designations with the same terms and conditions and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder’s right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (f)(iii) and insuring that this Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

Section 8.  “Market Stand-Off” Agreement; Agreement to Furnish Information

         Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed ten (10) day prior and one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act; provided that all officers and directors of the Company and holders of at least five percent (5%) of the Company’s voting securities enter into similar agreements and only if such Persons remain subject thereto (and are not released from such agreement) for such 180 day period.  Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.

Section 9.       Miscellaneous.

a)             Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address provided in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (New York City time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)

c)             Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

d)            Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

e)             Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below, into shares of common stock, par value $0.001 per share (the “Common Stock”), of SHEA DEVELOPMENT CORP., a Nevada corporation (the “Corporation”), according to the conditions hereof, as of the date written below.  If the issuance of Common Stock pursuant to this election has not been registered pursuant to applicable federal and state securities laws, the undersigned agrees to provide documentation sufficient to document the availability of our exemption from the registration requirements of such laws.  If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Common Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Value of shares of Series A Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Certificate Number of Series A Preferred Stock attached hereto:

Number of Shares of Series A Preferred Stock represented by attached certificate:

Number of shares of Series A Preferred Stock owned subsequent to Conversion:

[HOLDER]
By:
Name:
Title: